Exhibit 10

EMPLOYMENT AGREEMENT

     THIS AGREEMENT is made as of the 1st day of July, 2004, by and among PB FINANCIAL SERVICES, INC., a bank holding company incorporated under the laws of the State of Georgia (the “Company”); The Peachtree Bank, a state bank organized under the laws of the State of Georgia (the “Bank”) (collectively, the Company and the Bank are referred to hereinafter as the “Employer”); and MONTY G. WATSON, a resident of the State of Georgia (the “Executive”).

RECITALS:

     The Employer desires to employ the Executive as President and Chief Executive Officer of the Company and the Bank and the Executive desires to accept such employment.

     In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1. Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

     1.1 “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

     1.2 “Area” shall mean the geographic area within a ten (10) mile radius of the Bank’s principal business location at 9570 Medlock Bridge Road, Duluth, Georgia 30096. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement as of the Effective Date.

     1.3 “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial banking.

     1.4 “Cause” shall mean:

          1.4.1 With respect to termination by the Employer:

               (a) A material breach of the terms of this Agreement by the Executive, including, without limitation, failure by the Executive to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Executive by the Employer. Such notice shall (i) specifically identify the duties that the Board of Directors of the Company or the Bank believes the Executive has failed to perform and (ii) state the facts upon which such determination is made;

               (b) Conduct by the Executive that amounts to fraud, dishonesty, disloyalty or willful misconduct in the performance of his duties and responsibilities hereunder;

               (c) Conviction of or plea of guilty or nolo contendere by the Executive during the Term of a crime involving breach of trust or moral turpitude or any felony;

               (d) Conduct by the Executive that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

               (e) Conduct by the Executive that results in removal from his position as an officer or executive of the Employer pursuant to a written order by any regulatory agency with authority or jurisdiction over the Employer.

          1.4.2 With respect to termination by the Executive prior to a Change of Control, a material diminution in the powers, responsibilities or duties of the Executive hereunder, removal of the Executive from the position of Chief Executive Officer of the Company or the Bank, or a material breach of the terms of this Agreement by the Employer (including, but not limited to, Section 2.1 (b) below), which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive. With respect to termination by the Executive on or after a Change of Control, a material diminution in the powers, responsibilities or duties of the Executive as Chief Executive Officer of the Bank, removal of the Executive from the position of Chief Executive Officer of the Bank, any material breach of the terms of this Agreement by the Employer (other than Section 2.1 below), which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Executive, or any relocation of the primary office of the Executive to a location outside of the Area without the consent of the Executive.

     1.5 “Change of Control” means any one of the following events:

          (a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Company or the Bank if, after the transaction, the acquiring person or persons owns controls or holds the power to vote fifty percent (50%) or more of any class of voting securities of the Company or the Bank;

          (b) within any twelve-month period (beginning on or after the Effective Date), the persons who were directors of either the Company or the Bank immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such Board of Directors; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to such Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

          (c) a reorganization, merger, share exchange combination or consolidation, with respect to which persons who were the stockholders of either the Company or the Bank immediately prior to such reorganization, merger, share exchange combination or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

          (d) the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

     1.6 “Confidential Information” means data and information relating to the Business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

     1.7 “Disability” shall mean the inability of the Executive to perform each of his material duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Executive.

     1.8 “Effective Date” shall mean July 1, 2004.

     1.9 “Employer Information” means Confidential Information and Trade Secrets.

     1.10 “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the third anniversary of the Effective Date or any earlier termination of employment of the Executive under this Agreement as provided for in Section 3.

     1.11 “Term” shall mean the Initial Term and all subsequent renewal periods.

     1.12 “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

          (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

          (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2. Duties.

     2.1 Position.

          (a) Officer. The Executive is employed as President and Chief Executive Officer of the Company and the Bank and, subject to the direction of the Board of Directors of the Company and the Bank or the applicable Board’s designee(s), shall perform and discharge well and faithfully the duties which may be assigned to him from time to time by such Board of Directors in connection with the conduct of the Employer’s business. The duties and responsibilities of the Executive are set forth on Exhibit “A” attached hereto.

          (b) Director. During the Term, the Executive shall serve on the Board of Directors of both the Company and the Bank.

     2.2 Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 2.1 hereof, the Executive shall:

          (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

          (b). diligently follow and implement all reasonable and lawful management policies and decisions communicated to him by the Board of Directors of the Company and the Bank; and

          (c) timely prepare and forward to the Board of Directors of the Company and the Bank all reports and accountings as may be requested of the Executive.

     2.3 Permitted Activities. The Executive shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Executive from:

          (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Executive in their operation or affairs and in which his participation is solely that of an investor;

          (b) purchasing securities in any corporation, the securities of which are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

          (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Company or the Bank approves in writing of such activities prior to the Executive’s engaging in them.

3. Term and Termination.

     3.1 Term. This Agreement shall remain in effect for the Term. Commencing with the first day of the Initial Term, this Term shall renew each day such that the Term remains a three-year term from day-to-day thereafter unless any party gives written notice to the others of its or his intent that the automatic renewals shall cease. In the event such notice of non-renewal is properly given, this Agreement and the Term shall expire on the third anniversary of the thirtieth day following the date such written notice is received.

     3.2 Termination. During the Term, the employment of the Executive under this Agreement may be terminated only as follows:

          3.2.1 By the Employer:

               (a) For Cause, upon written notice to the Executive pursuant to Section 1.4.1 hereof, in which event the Employer shall have no further obligation to the Executive except for the payment of any amounts due and owing under Section 4 on the effective date of termination;

               (b) Without Cause at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination; or

               (c) Upon the Disability of the Executive at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event, for six (6) months following the effective date of termination or until the Executive begins receiving payments under the long-term disability policy maintained for the employees of the Company and/or the Bank, if any, whichever occurs first, the Employer shall be required to continue to meet its obligations under Sections 4.1.

          3.2.2 By the Executive:

               (a) For Cause, upon written notice to the Employer pursuant to Section 1.4.2 hereof, in which event the Employer shall be required to continue to meet its obligations to the Executive under Section 4.1 for twelve (12) months following the effective date of termination; or

               (b) Without Cause, provided that the Executive shall give the Employer sixty (60) days’ prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to the Executive except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

          3.2.3 At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Executive except for payment of amounts due and owing under Section 4 on the effective date of termination,

          3.2.4 Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death, in which event the Employer shall have no further obligation to the Executive’s estate except for payment of amounts due and owing under Section 4 on the date of the Executive’s death.

     3.3 Change of Control. Within thirty (30) days following the consummation of a Change of Control, the Executive shall receive a lump sum payment equal to the product of (a) the sum of (i) the average of the Executive’s Base Salary and Annual Bonus (as defined in Section 4.2 below) paid for the last three (3) calendar years ending immediately prior to the consummation of the Change of Control, and (ii) twenty percent of the Executive’s then Base Salary, multiplied by (b) 2.99. However, in no event shall the payment described in this Section 3.3 exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the “Code”). Therefore, if the aggregate present value (determined as of the date of the Change of Control in accordance with the provisions of Section 280G of the Code) of both this payment and all other payments to the Executive in the nature of compensation which are contingent on a change in ownership or effective control of the Company or the Bank or in the ownership of a substantial portion of the assets of the Company or the Bank (the “Aggregate Contingent Payments”) would result in a “parachute payment,” as defined under Section 280G of the Code, then the Aggregate Contingent Payments shall not be greater than an amount equal to 2.99 multiplied by Executive’s “base amount” for the “base period,” as those terms are defined under Section 280G of the Code. In the event the Aggregate Contingent Payments are required to be reduced pursuant to this Section 3.3, the Executive shall be entitled to determine which portions of the Aggregate Contingent Payments are to be reduced so that the Aggregate Contingent Payments satisfy the limit set forth in the preceding sentence. Notwithstanding any provision in this Agreement, the payment provided for pursuant to this Section 3.3 shall be in addition to, and shall not serve to offset, any payments that otherwise may become payable to the Executive in connection with a termination of employment as provided in the remaining provisions of this Section 3.

     3.4 Effect of Termination. Upon termination of the Executive’s employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amounts accrued or otherwise due and owing under Section 4 hereof and unpaid as of the effective date of the termination of employment and payments set forth in Sections 3.2.1(b) or (c) or Section 3.2.2(a), as applicable.

4. Compensation. The Executive shall receive the following salary and benefits during the Term, except as otherwise provided below:

     4.1 Base Salary. The Executive shall be compensated at an annual base rate of $240,000.00 (the “Base Salary”). The obligation for payment of Base Salary shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion. The Executive’s Base Salary shall be reviewed by the Board of Directors of the Company and the Bank at least annually, and the Executive shall be entitled to receive annually an increase in such amount, if any, as may be determined by such Board of Directors based on their evaluations of the Executive’s performance. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

     4.2 Incentive Compensation. The Executive shall be eligible to receive annual bonus compensation (the “Annual Bonus”) in an amount determined in the discretion of the Board of Directors of the Company and the Bank; provided, however, that the Executive shall only be entitled to an Annual Bonus if the Bank has a CAMELS rating of 1 or 2 for the year to which the Annual Bonus relates. Any Annual Bonus will be payable within ninety (90) days following the last day of the calendar year for which such Annual Bonus is earned.

     4.3 Stock Options. The Executive will be eligible to participate in any stock option program as may be established by the Employer for the benefit of its employees. The Employer, may from time to time, grant stock options to the Executive commensurate with the Executive’s position.

     4.4 Business Expenses; Memberships. The Employer specifically agrees to reimburse the Executive for:

          (a) reasonable and necessary business expenses (including travel) incurred by him in the performance of his duties as approved by the Board of Directors of the Company and/or the Bank;

          (b) the reasonable dues and business related expenditures associated with membership in trade and professional associations, as are mutually agreed upon by the Executive and the Employer, which are commensurate with the Executive’s position; and

          (c) the dues and business related expenditures associated with membership in the Atlanta Athletic Club and a single civic organization as selected by the Executive and approved by the Board of Directors of the Company and/or the Bank;

provided, however, that the Executive shall, as a condition of any reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service. The Executive acknowledges that the

Employer has made no representation concerning the taxability or nontaxability of any of the reimbursements contemplated by this Section.

     4.5 Vacation. On a non-cumulative basis, the Executive shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full.

     4.6 Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to executives of the Employer similarly situated to the Executive. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit-sharing and retirement plans, dental, health, life and disability insurance benefits, sick leave and such other benefits as the Employer deems appropriate.

     4.7 Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income tax, PICA and other withholding requirements.

5. Employer Information.

     5.1 Ownership of Employer Information. All Employer Information received or developed by the Executive while employed by the Employer will remain the sole and exclusive property of the Employer.

     5.2 Obligations of the Executive. The Executive agrees:

          (a) to hold Employer Information in strictest confidence;

          (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information: and

          (c) in any event, not to take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.

In the event that the Executive is required by law to disclose any Employer Information, the Executive will not make such disclosure unless (and then only to the extent that) the Executive has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Executive becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

     5.3 Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6. Non-Competition. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer for Cause pursuant to Section 3.2.1 (a),

•	by the Employer without Cause pursuant to Section 3.2.1 (b),

•	by the Executive for Cause pursuant to Section 3.2.2(a), or

•	by the Executive without Cause pursuant to Section 3.2.2(b),

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as an executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer (including as an organizer, director or proposed executive officer of a new financial institution), engage in any business which is the same as or essentially the same as the Business of the Employer.

7. Non-Solicitation of Customers. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer for Cause pursuant to Section 3.2.1 (a),

•	by the Employer without Cause pursuant to Section 3.2.1 (b),

•	by the Executive for Cause pursuant to Section 3.2.2(a), or

•	by the Executive without Cause pursuant to Section 3.2.2(b),

for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, including prospective customers actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8. Non-Solicitation of Employees. The Executive agrees that during his employment by the Employer hereunder and, in the event of his termination:

•	by the Employer for Cause pursuant to Section 3.2.1 (a),

•	by the Employer without Cause pursuant to Section 3.2.1 (b),

•	by the Executive for Cause pursuant to Section 3.2.2(a), or

•	by the Executive without Cause pursuant to Section 3.2.2(b),

for a period of twelve (12) months thereafter, he will not, within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer, whether or not:

•	such employee is a full-time employee or a temporary employee of the Employer,

•	such employment is pursuant to written agreement, or

•	such employment is for a determined period or is at will.

9. Remedies. The Executive agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

10. Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

11. No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12. Notice. All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand or, if mailed, shall be sent via the United States Postal Service, certified mail, return receipt requested or by overnight courier. All notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)	If to the Company, to it at:

PB Financial Services, Inc. 9570 Medlock Bridge Road Duluth, Georgia 30096

(ii)	If to the Bank, to it at: The Peachtree Bank 9570 Medlock Bridge Road Duluth, Georgia 30096

(iii)	If to the Executive, to him at: Monty G. Watson 305 Parian Run Duluth, Georgia 30097

Any party hereto may change his or its address by advising the others, in writing, of such change of address.

13. Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party to this Agreement.

14. Waiver. A waiver by one party to this Agreement of any breach of this Agreement by the other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15. Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in a state court of Gwinnett County or the federal court for the Northern District of Georgia. The Employer and the Executive agree to share equally the fees and expenses associated with the arbitration proceedings.

Executive must initial here: M.G.W.

16. Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the party prevailing in such litigation shall be entitled to receive from the other party all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the prevailing party in connection with such litigation, and the other party shall pay such costs and expenses to the prevailing party promptly upon demand by the prevailing party.

17. Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18. Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19. Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20. Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Survival. The obligations of the Executive pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Executive hereunder for the period designated under each of those respective sections.

22. Joint and Several. The obligations of the Company and the Bank to the Executive hereunder shall be joint and several.

[Remainder of Page Intentionally Left Blank]

Exhibit “A”

Duties and Responsibilities of
Chief Executive Officer and President

•	Foster a corporate culture that promotes ethical practices, encourages individual integrity, fulfills social responsibility, and is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels.

•	Work with the Board of Directors of the Company and the Bank to develop a long-term strategy for the Employer that creates shareholder value.

•	Develop and recommend to the Board of Directors of the Company and the Bank annual business plans and budgets that support the Employer’s long-term strategy.

•	Manage the day-to-day business affairs of the Employer appropriately.

•	Use best efforts to achieve the Employer’s financial and operating goals and objectives.

•	Use best efforts to improve the quality and value of the products and services provided by the Employer.

•	Use best efforts to ensure that the Employer maintains a satisfactory competitive position within its industry.

•	Develop an effective management team and an active plan for its development and succession, and make recommendations to each Board of Directors regarding hiring, firing and compensation.

•	Implement major corporate policies as may be developed from time to time by each Board of Directors.

•	Discharge such other duties and accept such other responsibilities as may be delegated by each Board of Directors from time to time during the Term.

A-1

     IN WITNESS WHEREOF, the Employer and the Executive have executed and delivered this Agreement as of the date first shown above.

PB FINANCIAL SERVICES, INC.

	By:	/s/ John J. Howard
Signature

John J. Howard
Print Name

Attest: /s/ KENNETH BROTHERS		Chairman of the Board

Title

THE PEACHTREE BANK

	By:	/s/ John J. Howard Signature

John J. Howard
Print Name

Attest: /s/ KENNETH BROTHERS		Chairman of the Board

Title

/s/ Monty G. Watson
MONTY G. WATSON

Date: 7/1/04